Exhibit 99.1

Moleculin Reports Second Quarter 2022 Financial Results and Provides Programs Update

- Continued advancement across clinical and preclinical programs; on track with multiple milestones and key data readouts expected through the second half of 2022

- Company has sufficient capital to fund operations beyond mid-2024

HOUSTON, August 15, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today reported its financial results for the quarter ended June 30, 2022. The Company also provided an update on its portfolio of oncology drug candidates for the treatment of highly resistant tumors and viruses.

“The first half of this year has been marked by demonstrated execution resulting in clinical progress, and importantly, continued compelling safety and efficacy data across our development pipeline. As we look to the remainder of the year, we are committed to operational excellence, driving our clinical programs forward and meeting our expected data readout timelines. Based on the progress and positive data demonstrated to date, we believe we are well positioned to continue to execute on our clinical milestones and potentially offer solutions for patients across a number of indications,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

Recent Highlights

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Announced the conclusion of the Phase 1b portion of its U.S. Phase 1b/2 clinical trial evaluating Annamycin for the treatment of soft tissue sarcoma lung metastases (STS lung mets) and opened recruitment for the Phase 2 portion of the trial.

●	Received allowance to proceed with Phase 1/2 study of Annamycin in combination with Cytarabine for the treatment of Acute Myeloid Leukemia (AML).
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Commenced dosing in the Phase 1a clinical trial evaluating WP1122 in healthy volunteers in the United Kingdom (UK) for the treatment of COVID-19 and announced the completion of the first and second single ascending dose (SAD) cohorts with preliminary results allowing the Company to proceed to 32 mg/kg dose of WP1122 in the third cohort toward establishing maximum tolerated dose (MTD).

Programs Update

Next Generation Anthracycline – Annamycin

Annamycin is the Company's next-generation anthracycline that has been designed to be non-cardiotoxic and has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin, as well as demonstrating the ability to avoid the multidrug resistance mechanisms that typically limit the efficacy of doxorubicin and other currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases and the Company believes it may have the potential to treat additional indications.

STS Lung Mets

The Company recently announced completion of its Phase 1b portion of the U.S. Phase 1b/2 clinical trial evaluating Annamycin for the treatment of STS lung mets. Preliminary results from the study continue to document clinical activity for Annamycin in the treatment of STS. The safety review committee (SRC) deemed the dose of 390 mg/m2 to be safe after conclusion of the fourth cohort. Consistent with the recommendation of the SRC, the Company determined that the RP2D will be 360 mg/m2 for the first three subjects in the Phase 2 portion of the study, for which screening has begun. For more information about the Phase 1b/2 study evaluating Annamycin for the treatment of STS lung metastases, please visit clinicaltrials.gov and reference identifier NCT04887298.

AML

The Company received allowance from the Polish Department of Registration of Medicinal Products (URPL), as well as the requisite Ethics Committee approval, to proceed with its Phase 1/2 clinical trial in Poland of Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) in the treatment of subjects with AML who are refractory to or relapsed after induction therapy. The Phase 1/2 AnnAraC trial (MB-106), an open label trial, builds on the safety and dosage data from the two successfully concluded single agent Annamycin AML Phase 1 trials (MB-104 and MB-105) in the U.S. and Europe, respectively, and the preclinical data from the Company’s sponsored research studies.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for the treatment of STS lung metastases, in addition to Orphan Drug and Fast Track Designation for the treatment of relapsed or refractory acute myeloid leukemia.

Upcoming Milestones Expectations

●	Q3 2022: Commence enrollment in Phase 1/2 study of Annamycin in combination with Ara-C in Acute Myeloid Leukemia.
●	H2 2022: Commencement of an investigator-funded, second Phase 1b/2 clinical trial of Annamycin in sarcoma lung metastases in Europe.
●	H2 2022: Report Phase 2 interim data from ongoing Phase 1b/2 study of Annamycin for the treatment of sarcoma lung metastases in the US.

Metabolism/Glycosylation Inhibitor – WP1122 Portfolio

WP1122 was developed as a 2-DG prodrug to provide a more favorable pharmacological profile and was found to have greater potency than 2-DG alone in preclinical models where tumor cells require higher glycolytic activity than normal cells. WP1122 has also been shown to have a greater antiviral effect than 2-DG against SARS-CoV-2 in MRC-5 cells in culture. The improved pharmacokinetic and pharmacodynamic (PK/PD) profile of WP1122 compared to 2-DG was noted in mice following oral dosing at equimolar (i.e., equivalent levels of 2-DG) doses.

COVID-19

The Company is currently evaluating WP1122 in an ongoing Phase 1a, first-in-human, randomized, double-blind, placebo-controlled, overlapping SAD and MAD (Multiple Ascending Dose) clinical trial investigating the effects of WP1122 administered as an oral solution in healthy human volunteers. It is the first step in a planned investigation of WP1122 for the treatment of COVID-19. Dose escalation will take place in sequential SAD cohorts, and MAD will start as soon as SAD has successfully completed at least 3 dosing cohorts. This study in healthy volunteers will explore safety and PK, and subsequent antiviral clinical development is expected to be in patients infected with SARS-CoV-2 to further evaluate safety and establish a favorable risk/benefit profile. The Company expects to enroll approximately 80 subjects in this trial.

The Company’s first completed SAD cohort consisted of 9 subjects dosed with 8 mg/kg or placebo in the dose escalation trial. Based on the overall results in Cohort 1, the safety review committee (SRC) deemed the first cohort dose safe and well-tolerated. The Company’s second completed SAD cohort consisted of 8 subjects dosed with 16 mg/kg or placebo in the dose escalation trial. Based on the overall results in Cohort 2, the SRC deemed the cohort dose safe and well-tolerated and began its SAD Cohort 3 with a dose escalation to 32 mg/kg.

While the Company is in the process of identifying additional countries where potential future Phase 2 COVID-19 clinical studies might occur, the volatility and unpredictability of COVID-19 incidence in various countries may limit the ability to recruit certain subjects and could make it infeasible to conduct a Phase 2 clinical trial. Importantly, however, the safety and tolerability data from this Phase 1 trial will also enable the initiation of future clinical trials in cancer indications.

Glioblastoma Multiforme

Additionally, Moleculin recently received IND clearance from the FDA to initiate a Phase 1 open label, single arm, dose escalation study of the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM, which the Company expects to commence in 2022.

Upcoming Milestones Expectations

●	H2 2022: Topline data from Phase 1a study of WP1122 for the treatment of COVID-19 in the UK.
●	H2 2022: Potential to launch Phase 2 study of WP1122 for the treatment of COVID-19 outside of the US.
●	2022: Identify investigators interested in initiating a Phase 1 open label, single arm, dose escalation study of the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM.
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Ongoing preclinical development work, including other molecules in the WP1122 Portfolio in additional anti-viral indications such as HIV, Zika, and hemorrhagic fever viruses. Collaborations targeted for 2022.

Summary of Financial Results for the Second Quarter 2022

Research and development (R&D) expense was $4.2 million and $3.0 million for the three months ended June 30, 2022 and 2021, respectively. The increase of $1.2 million is mainly related to increased clinical trial activity as described above, and costs related to manufacturing of additional drug product.

General and administrative expense was $3.2 million and $2.4 million for the three months ended June 30, 2022 and 2021, respectively. The increase of $0.8 million is mainly related to an increase in regulatory and legal services.

For the six months ended June 30, 2022 and 2021, the Company incurred net losses of $13.6 million and $8.7 million, respectively, and had net cash flows used in operating activities of $12.8 million and $10.4 million, respectively.

The Company ended the quarter with $58.0 million of cash. The Company believes that this cash is sufficient to meet its projected operating requirements, which include a forecasted increase over its current R&D rate of expenditures, beyond mid-2024.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section

27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Company's ability to meet the milestones described in this release under the sections “Upcoming Milestones Expectations”, the Company's forecasted cash burn rate (including its estimate of cash sufficient to meet its projected operating requirements), the ability of the US STS lung metastases clinical trial to continue the recruitment of subjects, the ability of the EU STS lung metastases trial to recruit subjects, the ability of Annamycin to eventually be approved by the FDA and the European Medicines Agency, the ability of the WP1122 Phase 1 clinical trial to continue to recruit subjects and demonstrate safety and tolerability, and the ability of the Company to attract collaborators for expanded development of the WP1122 portfolio. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com

Moleculin Biotech, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)	June 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$57,999	$70,903
Prepaid expenses and other current assets	3,323	1,594
Total current assets	61,322	72,497
Furniture and equipment, net	339	338
Intangible assets	11,148	11,148
Operating lease right-of-use asset	446	107
Total assets	$73,255	$84,090

Current liabilities:
Accounts payable and accrued expenses and other current liabilities	$5,859	$3,622
Total current liabilities	5,859	3,622
Operating lease liability - long-term, net of current portion	388	63
Warrant liability - long term	649	1,412
Total liabilities	6,896	5,097
Total stockholders' equity	66,359	78,993
Total liabilities and stockholders' equity	$73,255	$84,090

Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2022	2021	2022	2021
Revenues	$-	$-	$-	$-
Operating expenses:
Research and development	4,204	3,039	8,824	7,145
General and administrative and depreciation	3,230	2,478	5,683	4,461
Total operating expenses	7,434	5,517	14,507	11,606
Loss from operations	(7,434)	(5,517)	(14,507)	(11,606)
Other income:
Gain from change in fair value of warrant liability	603	1,173	763	2,750
Other income, net	15	8	20	18
Interest income, net	39	92	80	149
Net loss	$(6,777)	$(4,244)	$(13,644)	$(8,689)
Net loss per common share - basic and diluted	$(0.24)	$(0.15)	$(0.48)	$(0.35)
Weighted average common shares outstanding - basic and diluted	28,583,014	28,451,532	28,580,689	25,148,399